Exhibit 99.1

ITT Reports 2022 Second Quarter Earnings Per Share (EPS) of $0.91, Adjusted EPS of $0.98

  Revenue growth of 6% (10% organic) driven by strong demand in Connect & Control Technologies (CCT) and Industrial Process (IP), and pricing actions across all businesses
  Orders up 10% (13% organic) on strong pump, connectors and aerospace components demand
  Deployed ~$275 million, including over $60 million for share repurchases, $172 million to M&A and ITT Ventures investments
  Raising organic sales guidance and tightening full year EPS guidance ranges

STAMFORD, Conn.--(BUSINESS WIRE)--August 4, 2022--ITT Inc. (NYSE: ITT) today reported financial results for the second quarter ended July 2, 2022. The company reported a year-over-year revenue increase of 6.0%, up 9.6% on an organic basis, primarily driven by demand in connectors and components in CCT, short-cycle in IP, growth in Motion Technologies (MT) Friction, and pricing actions in all businesses. This was partially offset by a 5.8% unfavorable impact from U.S. dollar appreciation and reduced volumes stemming from the war in Ukraine. The acquisition of Habonim also contributed 2.2% to revenue growth.

Segment operating income was flat compared to prior year. Segment operating margin of 15.6% for the second quarter declined 90 basis points versus prior year primarily resulting from higher raw material and overhead costs, and restructuring, which was mitigated through pricing, productivity, and higher sales volumes in IP and CCT.

Earnings per share for the second quarter of $0.91 increased 102% versus prior year primarily due to a $37.2 million after-tax loss in 2021 stemming from the asbestos divestiture. Adjusted earnings per share of $0.98 for the second quarter of 2022 increased 4% compared to prior year driven primarily by higher sales and benefits from share repurchases.

Operating cash flow for the year-to-date period increased $285.8 million versus prior year to $54.2 million, compared to an outflow in the prior year of $231.6 million which included a $398.0 million payment to fund the asbestos divestiture. Excluding the impact of the asbestos payment, operating cash flow declined $112.2 million driven by an increase in working capital investments to support volume growth and to mitigate continued supply chain disruptions. Operating cash flow for the second quarter improved $59.6 million sequentially.

Table 1. Second Quarter Performance
	Q2 2022	Q2 2021	Change
Revenue	$733.3	$691.6	6.0%
Organic			9.6%
Segment Operating Income	$114.3	$114.1	0.2%
Segment Operating Margin	15.6%	16.5%	(90)	bps
Adjusted Segment Operating Income	$116.5	$114.2	2.0%
Adjusted Segment Operating Margin	15.9%	16.5%	(60)	bps
Earnings Per Share	$0.91	$0.45	102.2%
Adjusted Earnings Per Share	$0.98	$0.94	4.3%
Operating Cash Flow (YTD)	$54.2	$(231.6)	123.4%
Free Cash Flow (YTD)	$6.7	$(266.7)	102.5%
Note: all results unaudited

Management Commentary

“ITT delivered solid results in the second quarter. We grew organic revenue by 10%, including 25% growth in Connect & Control Technologies. The strong demand and share gains in Industrial Process and in CCT drove 26% and 17% organic orders growth, respectively, in the second quarter. We grew adjusted earnings per share sequentially and year over year thanks to strong sales growth and margin expansion at IP and CCT despite a 60 basis point decline in adjusted segment margin driven by supply chain challenges and inflation. And, we deployed nearly $275 million this quarter, bringing our total capital deployed for the first half of 2022 to over $500 million.

As we demonstrated at our investor day, we are well positioned to drive long-term growth and value creation. Motion Technologies continues to win new EV platform awards thanks to our differentiation in innovation and execution and we are making significant progress on pricing. CCT is seeing robust demand for connectors and components, leveraging our strength in aerospace and defense. Lastly, our IP team is driving strong growth in its short-cycle business while leveraging the differentiation of our portfolio to capture pricing benefits. I am also encouraged by the performance of our recent acquisition, Habonim, in its first quarter as part of ITT,” continued Savi.

Savi concluded, “We keep on delivering and investing in growth and innovation. We ramped up investments in Friction to support new EV awards, and accelerated the product redesigns in IP and CCT to sustain our differentiation. We delivered strong sequential and year-over-year margin improvements in IP and CCT. As we committed, we are executing on capital deployment on all fronts, and stepped up M&A activities and ITT Ventures investments. Collectively, we are building on our solid foundations, and I am confident in our ability to deliver our long-term financial targets in any environment.”

Table 2. Second Quarter Segment Results
	Revenue			Operating Income
	Q2 2022	Reported Increase / (Decrease)	Organic Growth	Q2 2022	Reported Increase / (Decrease)	Adjusted Increase / (Decrease)
Motion Technologies	$331.3	(3.6)%	4.7%	$47.0	(27.4)%	(25.5)%
Industrial Process	239.6	12.0%	8.1%	39.1	24.1%	27.6%
Connect & Control Technologies	163.2	21.3%	24.8%	28.2	57.5%	56.1%
Total segment results	733.3	6.0%	9.6%	114.3	0.2%	2.0%
Note: all results unaudited; excludes intercompany eliminations of $0.8; comparisons to Q2 2021

Motion Technologies revenue decreased primarily due to unfavorable foreign currency translation of $28.6 million. Organic revenue increased 5% due to growth in Friction, strength in Wolverine sealings, and pricing actions. Operating income decreased from $64.7 million to $47.0 million primarily due to higher raw material inflation, partially offset by pricing and productivity.

Industrial Process revenue increased primarily driven by growth in our short-cycle business within the general industrial and chemical markets, partially offset by a decline in pump projects. Operating income increased from $31.5 million to $39.1 million driven by productivity, pricing, and favorable product mix, partially offset by higher raw material costs.

Connect & Control Technologies revenue increased primarily driven by a strong performance in industrial connectors and strength in aerospace components. Operating income increased from $17.9 million to $28.2 million driven by productivity, higher sales volume and pricing, partially offset by higher raw material costs and unfavorable sales mix.

2022 Guidance

There is no change to the company’s total revenue, margin, and free cash flow guidance. We continue to expect revenue growth of 7% to 9%, and now expect growth of 10% to 12% on an organic basis; segment operating margin of 17.5% to 18.4%, and adjusted segment operating margin of 17.6% to 18.5%, up 40 to 130 bps; and free cash flow of $250 million to $300 million, representing free cash flow margin of 8% to 10% for the full year. We now expect EPS of $4.12 to $4.45, and adjusted EPS of $4.35 to $4.65, up 7% to 15% for the full year.

The company’s 2022 guidance assumes continued disruptions in the global supply chain stemming from labor shortages, supplier delays, and high raw material prices, which we anticipate will persist throughout 2022. The guidance also assumes a significant reduction in sales in Russia stemming from the war in Ukraine, which we currently estimate will impact revenue by approximately $80 million for the full year.

Investor Conference Call Details

ITT’s management will host a conference call for investors on Thursday, August 4 at 8:30 a.m., Eastern Time. The briefing can be accessed live via webcast which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Thursday, August 18, 2022, at midnight, Eastern Time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  impacts on our business due to the COVID-19 pandemic, including:
    variant strains of the virus, as well as the timing, effectiveness and availability of, and people’s receptivity to, vaccines or other medical remedies;
    disruptions to our operations and demand for our products, increased costs, continued supply chain disruptions, and other constraints in the availability of key commodities and other necessary services;
    government-mandated site closures, employee illness, skilled labor shortages, the impact of potential travel restrictions, stay-in-place restrictions, and vaccination requirements on our business and workforce; and
    customer and supplier bankruptcies, impacts to the global economy and financial markets, and liquidity challenges in accessing capital markets;
  uncertain global economic and capital markets conditions, including those due to COVID-19, trade disputes between the U.S. and its trading partners, the impact of inflation, political and social unrest, and the availability and fluctuations in prices of steel, oil, copper, tin, and other commodities;
  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  failure to manage the distribution of products and services effectively;
  failure to compete successfully and innovate in our markets;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  the risk of cybersecurity breaches;
  loss of or decrease in sales from our most significant customers;
  risks due to our operations and sales outside the U.S. and in emerging markets;
  the impacts on our business from Russia’s invasion of Ukraine, and the global response to it;
  fluctuations in foreign currency exchange rates and the impact of such fluctuations on our hedging arrangements;
  fluctuations in interest rates and the impact of such fluctuations on our cost of debt;
  fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets, or changes in our customers’ anticipated production schedules, especially in the commercial aerospace market;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  risk of liabilities from past divestitures and spin-offs;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  fluctuations in our effective tax rate, including as a result of possible tax reform legislation in the U.S. and other jurisdictions;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions, including tariffs;
  risk of product liability claims and litigation; and
  changes in laws relating to the use and transfer of personal and other information.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Revenue	$733.3	$691.6	$1,459.5	$1,390.0
Cost of revenue	511.1	467.0	1,018.9	936.4
Gross profit	222.2	224.6	440.6	453.6
General and administrative expenses	57.0	60.3	117.4	116.0
Sales and marketing expenses	40.4	38.3	78.8	75.0
Research and development expenses	24.3	23.2	49.3	47.5
Asbestos-related benefit, net	-	(76.8)	-	(74.4)
Operating income	100.5	179.6	195.1	289.5
Interest and non-operating expense (income), net	0.5	(3.5)	0.3	(4.8)
Income from continuing operations before income tax expense	100.0	183.1	194.8	294.3
Income tax expense	24.0	143.9	43.5	168.6
Income from continuing operations	76.0	39.2	151.3	125.7
Loss from discontinued operations, net of tax benefit of $0.4, $0.0, $0.4 and $0.0, respectively	(1.2)	-	(1.2)	-
Net income	74.8	39.2	150.1	125.7
Less: Income attributable to noncontrolling interests	0.2	0.2	0.7	0.5
Net income attributable to ITT Inc.	$74.6	$39.0	$149.4	$125.2

Amounts attributable to ITT Inc.:
Income from continuing operations	$75.8	$39.0	$150.6	$125.2
Loss from discontinued operations, net of tax	(1.2)	-	(1.2)	-
Net income attributable to ITT Inc.	$74.6	$39.0	$149.4	$125.2

Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.91	$0.45	$1.79	$1.45
Discontinued operations	(0.01)	-	(0.01)	-
Net income	$0.90	$0.45	$1.78	$1.45
Diluted:
Continuing operations	$0.91	$0.45	$1.79	$1.44
Discontinued operations	(0.02)	-	(0.02)	-
Net income	$0.89	$0.45	$1.77	$1.44

Weighted average common shares – basic	83.1	86.1	84.0	86.2
Weighted average common shares – diluted	83.4	86.5	84.3	86.7

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
As of the Period Ended	July 2, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$525.7	$647.5
Receivables, net	605.7	555.1
Inventories, net	535.2	430.9
Other current assets	109.8	88.6
Total current assets	1,776.4	1,722.1
Non-current assets:
Plant, property and equipment, net	501.2	509.1
Goodwill	963.8	924.3
Other intangible assets, net	121.7	85.7
Other non-current assets	336.8	324.2
Total non-current assets	1,923.5	1,843.3
Total assets	$3,699.9	$3,565.4
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$551.4	$197.6
Accounts payable	418.1	373.4
Accrued liabilities	333.9	357.3
Total current liabilities	1,303.4	928.3
Non-current liabilities:
Postretirement benefits	190.9	199.9
Other non-current liabilities	189.0	206.5
Total non-current liabilities	379.9	406.4
Total liabilities	1,683.3	1,334.7
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 82.7 shares and 85.5 shares, respectively	82.7	85.5
Retained earnings	2,329.9	2,461.6
Total accumulated other comprehensive loss	(404.3)	(321.3)
Total ITT Inc. shareholders’ equity	2,008.3	2,225.8
Noncontrolling interests	8.3	4.9
Total shareholders’ equity	2,016.6	2,230.7
Total liabilities and shareholders’ equity	$3,699.9	$3,565.4

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Six Months Ended	July 2, 2022	July 3, 2021
Operating Activities
Income from continuing operations attributable to ITT Inc.	$150.6	$125.2
Adjustments to income from continuing operations:
Depreciation and amortization	55.3	57.2
Equity-based compensation	8.7	7.4
Asbestos-related (benefit), net	-	(74.4)
Other non-cash charges, net	17.3	11.2
Divestiture of asbestos-related assets and liabilities	-	(398.0)
Changes in assets and liabilities:
Change in receivables	(77.6)	(51.6)
Change in inventories	(106.5)	(50.8)
Change in contract assets	(10.9)	4.0
Change in contract liabilities	18.7	(11.6)
Change in accounts payable	65.3	32.1
Change in accrued expenses	(33.0)	20.5
Change in income taxes	(3.5)	123.1
Other, net	(30.2)	(25.9)
Net Cash – Operating Activities	54.2	(231.6)
Investing Activities
Capital expenditures	(47.5)	(35.1)
Acquisitions, net of cash acquired	(146.9)	-
Payments to acquire interest in unconsolidated subsidiaries	(25.1)	-
Other, net	1.1	0.4
Net Cash – Investing Activities	(218.4)	(34.7)
Financing Activities
Commercial paper, net borrowings	364.6	95.4
Long-term debt, repayments	(1.1)	(1.3)
Share repurchases under repurchase plan	(240.9)	(50.4)
Share repurchases from net settlement of employee stock incentive plans	(8.5)	(11.0)
Dividends paid	(44.3)	(38.1)
Other, net	0.7	0.3
Net Cash – Financing Activities	70.5	(5.1)
Exchange rate effects on cash and cash equivalents	(28.1)	(9.2)
Net cash – operating activities of discontinued operations	-	(0.2)
Net change in cash and cash equivalents	(121.8)	(280.8)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $0.8, respectively)	648.3	860.6
Cash and Cash Equivalents – End of Period (includes restricted cash of $0.8 and $1.0, respectively)	$526.5	$579.8
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$2.6	$0.7
Income taxes, net of refunds received	$45.2	$42.3

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring, severance, certain asset impairment charges, certain acquisition-related impacts, unusual or infrequent operating items and, for 2021, asbestos-related impacts. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income, respectively, divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations and Adjusted EPS are defined, respectively, as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, restructuring, severance, certain asset impairment charges, certain acquisition-related impacts, income tax settlements or adjustments, unusual or infrequent items, and, for 2021, asbestos-related impacts. Special items represent charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Second Quarter 2022 & 2021
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change			Revenue /	$ Change	% Change
			2022 vs. 2021	2022 vs. 2021	Acquisitions	FX Impact	Orders	Adj. 2022 vs. 2021	Adj. 2022 vs. 2021
	Q2 2022	Q2 2021			Q2 2022	Q2 2022	Q2 2022

Revenue
ITT Inc.	$733.3	$691.6	$41.7	6.0%	$15.5	$(40.5)	$758.3	$66.7	9.6%

Motion Technologies	331.3	343.6	(12.3)	(3.6%)	-	(28.6)	359.9	16.3	4.7%
Industrial Process	239.6	213.9	25.7	12.0%	15.5	(7.1)	231.2	17.3	8.1%
Connect & Control Technologies	163.2	134.5	28.7	21.3%	-	(4.7)	167.9	33.4	24.8%

Orders
ITT Inc.	$807.2	$735.8	$71.4	9.7%	$15.8	$(42.4)	$833.8	$98.0	13.3%

Motion Technologies	327.7	346.1	(18.4)	(5.3%)	-	(28.6)	356.3	10.2	2.9%
Industrial Process	298.8	231.2	67.6	29.2%	15.8	(8.6)	291.6	60.4	26.1%
Connect & Control Technologies	181.5	159.0	22.5	14.2%	-	(5.2)	186.7	27.7	17.4%
Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Segment Operating Margin
Second Quarter 2022 & 2021
(In Millions)
(all amounts unaudited)

	Q2 2022	Q2 2022		Q2 2022	Q2 2021	Q2 2021		Q2 2021	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2022 vs. 2021		As Adjusted 2022 vs. 2021

Revenue:
Motion Technologies	$331.3			$331.3	$343.6			$343.6	(3.6%)		(3.6%)
Industrial Process	239.6			239.6	213.9			213.9	12.0%		12.0%
Connect & Control Technologies	163.2			163.2	134.5			134.5	21.3%		21.3%
Intersegment eliminations	(0.8)			(0.8)	(0.4)			(0.4)
Total Revenue	$733.3			$733.3	$691.6			$691.6	6.0%		6.0%

Operating Margin:
Motion Technologies	14.2%	30	BP	14.5%	18.8%	-	BP	18.8%	(460)	BP	(430)	BP
Industrial Process	16.3%	50	BP	16.8%	14.7%	-	BP	14.7%	160	BP	210	BP
Connect & Control Technologies	17.3%	(10)	BP	17.2%	13.3%	10	BP	13.4%	400	BP	380	BP
Total Operating Segments	15.6%	30	BP	15.9%	16.5%	-	BP	16.5%	(90)	BP	(60)	BP

Operating Income:
Motion Technologies	$47.0	$1.2		$48.2	$64.7	$-		$64.7	(27.4%)		(25.5%)
Industrial Process	39.1	1.1		40.2	31.5	-		31.5	24.1%		27.6%
Connect & Control Technologies	28.2	(0.1)		28.1	17.9	0.1		18.0	57.5%		56.1%
Total Segment Operating Income	$114.3	$2.2		$116.5	$114.1	$0.1		$114.2	0.2%		2.0%
Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring, severance costs, acquisition-related expenses, and other unusual or infrequent items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter 2022 & 2021
(In Millions, except per share amounts)
(all amounts unaudited)

	Q2 2022			Q2 2022	Q2 2021			Q2 2021	$ Change	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted 2022 vs. 2021	As Adjusted 2022 vs. 2021

Segment operating income	$114.3	$2.2	#A	$116.5	$114.1	$0.1	#A	$114.2
Corporate and other costs	(13.8)	2.0	#B	(11.8)	65.5	(76.2)	#B	(10.7)
Operating income	100.5	4.2		104.7	179.6	(76.1)		103.5	1.2	1.2%
Operating margin	13.7%			14.3%	26.0%			15.0%

Interest income (expense), net	(0.9)	-		(0.9)	-	-		-
Other income (expense), net	0.4	-		0.4	3.5	(3.4)	#C	0.1
Income from continuing operations before tax	100.0	4.2		104.2	183.1	(79.5)		103.6

Income tax expense	(24.0)	1.6	#D	(22.4)	(143.9)	122.2	#D	(21.7)
Income from continuing operations	76.0	5.8		81.8	39.2	42.7		81.9

Less: Income attributable to noncontrolling interests	0.2	-		0.2	0.2	-		0.2
Income from continuing operations - ITT Inc.	$75.8	$5.8		$81.6	$39.0	$42.7		$81.7

EPS from continuing operations	$0.91	$0.07		$0.98	$0.45	$0.49		$0.94	$0.04	4.3%
Note: Amounts may not calculate due to rounding.
Total Operating Margin is defined as reported operating income or adjusted operating income divided by total revenue.
Per share amounts are based on diluted weighted average common shares outstanding.

#A -	2022 includes restructuring costs ($2.2M), severance costs ($0.7M), and other costs ($0.1M), partially offset by the reversal of impacts related to the Russia-Ukraine conflict ($0.8M).
#A -	2021 includes restructuring costs ($0.1M).

#B -	2022 includes an asset impairment charge ($1.7M) and severance and other costs ($0.3M).
#B -	2021 includes a pre-tax gain on divestiture of asbestos related assets and liabilities ($88.8M), asbestos-related expense ($12.0M), and other costs ($0.6M).

#C -	2021 includes a pre-tax gain related to finalization of pension termination funding ($3.4).

#D -

2022 includes the net tax benefit of special items #A and #B ($1.5M), more than offset by tax expense related to a write-down of a tax receivable of ($2.1M), tax expense for valuation allowance impacts of ($0.9M), and other tax-related special items.

#D -

2021 includes the net tax benefit of special items #A ,#B and #C ($2.3M), more than offset by tax expense on the deferred tax asset write-off resulting from the divestiture of asbestos ($116.9), and other tax related special items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Six Months Ended 2022 & 2021
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change			Revenue /	$ Change	% Change
			2022 vs. 2021	2022 vs. 2021	Acquisitions	FX Impact	Orders	Adj. 2022 vs. 2021	Adj. 2022 vs. 2021
	6M 2022	6M 2021			6M 2022	6M 2022	6M 2022

Revenue
ITT Inc.	$1,459.5	$1,390.0	$69.5	5.0%	$15.5	$(60.4)	$1,504.4	$114.4	8.2%

Motion Technologies	701.4	712.7	(11.3)	(1.6%)	-	(42.5)	743.9	31.2	4.4%
Industrial Process	441.8	416.2	25.6	6.2%	15.5	(11.0)	437.3	21.1	5.1%
Connect & Control Technologies	317.8	261.8	56.0	21.4%	-	(6.9)	324.7	62.9	24.0%

Orders
ITT Inc.	$1,619.2	$1,468.7	$150.5	10.2%	$15.8	$(63.7)	$1,667.1	$198.4	13.5%

Motion Technologies	696.9	718.4	(21.5)	(3.0%)	-	(42.7)	739.6	21.2	3.0%
Industrial Process	558.9	446.7	112.2	25.1%	15.8	(13.1)	556.2	109.5	24.5%
Connect & Control Technologies	365.3	304.4	60.9	20.0%	-	(7.9)	373.2	68.8	22.6%
Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow
Three and Six Months Ended 2022 & 2021
(In Millions)
(all amounts unaudited)

	Q2 2022	Q2 2021	6M 2022	6M 2021

Net Cash - Operating Activities #A	$56.9	$(302.4)	$54.2	$(231.6)

Less: Capital expenditures	17.5	17.9	47.5	35.1

Free Cash Flow	$39.4	$(320.3)	$6.7	$(266.7)
#A -	2021 includes the payment of ($398M) for the sale of our asbestos assets and liabilities.

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2022
(Per share amounts)
(all amounts unaudited)

	2022 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$4.12	$4.45

Estimated restructuring, net of tax	0.05	0.03

Other special items, net of tax	0.16	0.15

Other tax special Items	0.02	0.02

EPS from Continuing Operations - Adjusted	$4.35	$4.65
Note:

The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted segment operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2022 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin Guidance
Full Year 2022
(In Millions)
(all amounts unaudited)

	2022 Full-Year Guidance
	Low	High

Net Cash - Operating Activities	$385.0	$435.0

Less: Capital expenditures	135.0	135.0

Free Cash Flow	250.0	300.0

Revenue #A	$2,986.0	$2,986.0

Free Cash Flow margin	8%	10%
#A	Represents the midpoint of the revenue range provided of 7% to 9%.

Contacts

Investor Contact
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com

Media Contact
Kellie Harris
+1 914-641-2103
kellie.harris@itt.com